SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Extended Stay America, Inc.

(Name of Registrant as Specified in Its Charter)

Tarsadia Capital, LLC

Ravi Bellur

Michael Ching

Vikram Patel

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On April 26, 2021, Tarsadia Capital, LLC issued a press release (the “Press Release”) announcing that it had filed a preliminary merger proxy statement outlining its strong opposition to the proposed merger acquisition of Extended Stay America, Inc. (the “Company”). A copy of the Press Release is filed herewith as Exhibit 1.

Information regarding the Participants (as defined in Exhibit 2) in any future solicitation of proxies in connection with the proposed acquisition of the Company is filed herewith as Exhibit 2.

Exhibit 1

Tarsadia Capital Files Preliminary Proxy Statement to Solicit Votes in Opposition to Acquisition of Extended Stay America by Blackstone and Starwood

Believes Transaction Undervalues STAY and Is Opportunistically Timed

Tarsadia Believes Sales Process Was Flawed and Paired Entities’ Boards Failed to Pursue Alternatives

Tarsadia Highlights That Two Sitting ESH Directors Voted Against the Deal

Believes Company Has Significant Opportunities to Create Value – Especially with an Improved Board – Which is Why Tarsadia Nominated Three Independent, World-Class Candidates for Election as Directors

 NEW YORK – April 26, 2021 – Tarsadia Capital, LLC together with its affiliates, associates and funds it manages (“Tarsadia” or “we”), is one of the largest shareholders of Extended Stay America, Inc. (NYSE: STAY) (“ESA” or the “Company”) and ESH Hospitality, Inc. (“ESH” and together with the Company, the “Paired Entities”), beneficially owning approximately 3.9% of ESA’s outstanding shares. Tarsadia and various of its affiliates have been investors in the hospitality and lodging industry for over four decades.

Tarsadia today announced that it has filed a preliminary proxy statement to use in conjunction with its efforts to solicit votes in opposition to the Paired Entities’ proposed sale (the “Merger”) to Blackstone Real Estate Partners (“Blackstone”) and Starwood Capital Group (“Starwood”). The preliminary proxy filing is available here: https://www.sec.gov/Archives/edgar/data/0001581164/000090266421002460/p21-1245prec14a.htm

Notably, two of ESH's very own directors – Neil Brown and Simon Turner – voted AGAINST the Merger and insisted that their opposition be disclosed to shareholders. These directors, who have inside knowledge of the Paired Entities’ many opportunities and all of its risks, concluded that it was the wrong time to sell the Paired Entities and that the merger consideration was "insufficient." They further concluded that the Paired Entities could “generate superior value by executing [their] business plan."1

Tarsadia agrees.

As described more fully in its preliminary proxy filing, Tarsadia believes:

•	The Timing of the Merger is Wrong
o	The tailwinds of COVID vaccine distribution, pent-up travel demand and fiscal stimulus create a massively positive backdrop for lodging companies over the next several years.
o	Further, with capital returns from over $100 million in contracted asset sales, $75 million in tax returns and an under-levered balance sheet compared to industry peers, the Paired Entities are ideally positioned for above-market returns.

•	The Price is Wrong
o	The sale to Blackstone and Starwood, if completed, would conclude ESA's seven years as a public company at a price below its original IPO price.
o	On a forward EBITDA basis, the proposed price is the lowest transaction multiple in the U.S. lodging space in more than five years.[2]
o	The proposed transaction price of $19.50 per share values ESA at a 11.6x consensus 2022E EBITDA, a 36% discount to the current median trading multiple of its lodging peers (18.0x) and a 21% discount to the next lowest peer, Apple Hospitality REIT.[3]

•	The Boards of the Paired Entities Relied Upon a Flawed Fairness Opinion

______________________________

1 See page 62 of the Company's preliminary proxy statement.

2 Source: Belmond Proxy statement filed with the SEC on January 8, 2019.

3 Source: Bloomberg as of April 23, 2021. Lodging peers include: APLE, CHH, DRH, HLT, HST, INN, MAR, PEB, PK, RHP, RLJ, SHO, WH, XHR.

o	Goldman Sachs, the Paired Entities’ financial adviser, departed not only from industry convention, but its own typical methodology of including a comparison of the target company’s acquisition valuation relative to publicly traded peers or to precedent transactions.
o	Tarsadia reviewed the six significant acquisitions of U.S. public companies in the lodging space that included a fairness opinion by the target company’s financial advisers dating back to 2015. In each of those fairness opinions, the financial adviser included a comparison of the target company’s valuation relative to publicly traded peers or to precedent transactions.
o	Goldman Sachs did not selectively exclude certain transactions or public companies in its valuation work, they omitted the entire lodging industry altogether to mask STAY’s discounted valuation relative to peers.

•	The Process Has Been Inadequate
o	According to the Company’s own proxy statement, over the course of the last four years, the Paired Entities’ Boards have only reached out to two possible acquirers other than Blackstone and Starwood.
o	Goldman Sachs confirmed in its fairness opinion that it did not reach out to any other potential buyers during this sale process and was not asked to do so.

•	The Boards Failed in their Duty of Reviewing All Potential Strategic Alternatives
o	On February 26, 2021, the date of the Paired Entities’ most recent earnings call, President and CEO Bruce Haase articulated a bullish view of the Paired Entities’ real estate. He noted ““We believe our real estate portfolio has significant value creation upside to our shareholders, that is not reflected in the current price of our shares.”
o	According to the Company’s own proxy statement, at a February 5, 2021 meeting, the Paired Entities’ Boards specifically considered the sale of 156 hotels at “average multiples of 2019 Adjusted EBITDA of 14.0x, 16.0x and 18.0x, resulting in illustrative total sale proceeds to the Paired Entities of approximately $1.6 billion, $1.9 billion and $2.1 billion.”
o	Despite this asset sale strategy having the potential to create substantial value for STAY shareholders, the Company’s proxy indicates that “no conclusions were reached at this meeting with respect to potential next steps, and the Boards determined to discuss the topic at their next regularly-scheduled Board meetings several days later.” Unfortunately, the Company’s preliminary proxy makes no further mention of the planned follow-up discussion on the real estate sales, depriving shareholders of a thorough assessment on the strategic value of STAY’s real estate assets.
o	Tarsadia had nominated three exceptional board candidates that could have assisted STAY in achieving its full potential. The ESA Board did not even interview these candidates or seek to understand their suggestions for value creation before rushing into the Merger and cancelling the 2021 Annual Meeting.

Tarsadia issued the following statement in connection with this filing:

“There is no reason to sell now, and no reason to sell at this price. STAY has excellent potential and, with an improved Board of Directors, can deliver lasting value for shareholders by pursuing other paths. We look forward to speaking with our fellow shareholders about this once we disseminate our definitive proxy statement.”

About Tarsadia Capital

Tarsadia Capital, LLC is the New York-based investment management company of a family office. Tarsadia Capital has a flexible and long-duration investment mandate that focuses on equities and commodities globally. Our investment process employs deep fundamental research on secular inflections to identify and build conviction around asymmetric risk/reward opportunities that will play out over multi-year time horizons.

Media Contact

Sloane & Company
Dan Zacchei / Joe Germani
dzacchei@sloanepr.com / jgermani@sloanepr.com

 Investor Contact

Tarsadia Capital, LLC
Michael Ching / Ravi Bellur / Vikram Patel
michaelc@tarsadiacapital.com / ravib@tarsadiacapital.com / vikramp@tarsadiacapital.com

Disclaimer

Tarsadia Capital, LLC, Ravi Bellur, Michael Ching and Vikram Patel (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Extended Stay America, Inc. (the “Company”) for the Special Meeting. All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on April 26, 2021. This document is available free of charge on the SEC website.

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this letter and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements.

The projected results and statements contained in this letter and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results.

All figures are unaudited estimates and subject to revision without notice. Tarsadia Capital disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Tarsadia Capital has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Exhibit 2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Tarsadia Capital (as defined below), together with the other Participants (as defined below), intends to file a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for votes (a “Proxy Solicitation”) in connection with the solicitation of proxies from the stockholders of Extended Stay America, Inc. (the “Company”) at the Company’s upcoming special meeting of stockholders.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC BY PHONE AT (800) 662-5200 (TOLL-FREE) OR BY EMAIL TO TARSADIA@INVESTOR.MORROWSODALI.COM.

The Participants in any future Proxy Solicitation are anticipated to be: Tarsadia Capital, LLC (“Tarsadia Capital”), Ravi Bellur, Michael Ching and Vikram Patel (all of the foregoing collectively the “Participants”). Tushar Patel (“Mr. T. Patel” and together with the Participants, the “Tarsadia Parties”) is the ultimate indirect owner of Tarsadia Capital.

As of the date hereof, the Tarsadia Parties may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 6,921,549 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”) (including options to acquire 517,800 shares of Common Stock). Of the 6,921,549 shares of Common Stock beneficially owned in the aggregate by the Tarsadia Parties, such shares of Common Stock may be deemed to be beneficially owned as follows: (a) 5,921,549 shares of Common Stock may be deemed to be beneficially owned by Tarsadia Capital (including options to acquire 517,800 shares of Common Stock), and (b) an additional 1,000,000 shares of Common Stock in a private investment account may be deemed to be beneficially owned by Mr. T. Patel.

Each Tarsadia Party disclaims beneficial ownership of the Common Stock reported above except to the extent of his or its actual pecuniary interest therein.